Exhibit 10.24
SUMMARY OF DIRECTOR COMPENSATION
     Directors who are not employees of Black Box Corporation (the “Company”) receive directors’ fees of $7,500 per annum, paid quarterly, and an additional fee of $2,000 for each meeting of the Board of Directors attended in person and $1,000 for each meeting of the Board of Directors attended via telephone. The Chairman of the Board also receives an annual fee of $60,000, paid quarterly. Non-employee directors also may receive grants of stock options or stock appreciation rights under the 1992 Director Stock Option Plan, as amended (the “Director Plan”). During Fiscal 2007, non-employee directors were each granted an option to purchase 7,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), under the Director Plan at an exercise price of $39.41 per share, the fair market value of the Common Stock on the date of grant of the options.
     Members of the Audit Committee of the Board of Directors receive a fee of $1,500 for each meeting of the Audit Committee attended in person or by telephone. The Chairman of the Audit Committee also receives an annual fee of $6,000, paid quarterly.
     Members of the Compensation Committee of the Board of Directors, Governance Committee of the Board of Directors and Nominating Committee of the Board of Directors receive a fee of $1,000 for each meeting of such committee attended in person or by telephone.
     In addition, the Company maintains directors’ and officers’ liability insurance. Directors also are reimbursed customary expenses for attending meetings of the board of directors, board committees and stockholders.